UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Tesla, Inc.

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On October 28, 2025, Tesla, Inc. (“Tesla”) sent a letter to shareholders, a copy of which is attached hereto as Exhibit 1. Also on October 28, 2025, Robyn Denholm, Chair of the Board of Directors of Tesla, sent a letter to shareholders, a copy of which is attached hereto as Exhibit 2. In addition, on October 28, 2025, Ms. Denholm participated in a conversation with Caroline Hyde and Ed Ludlow on Bloomberg Technology. A copy of the transcript is attached hereto as Exhibit 3. Ms. Denholm also participated in interviews with Bloomberg News and the Financial Times on October 28, 2025, copies of which are attached hereto as Exhibit 4 and Exhibit 5, respectively. Also on October 28, 2025, Tesla updated its website, www.VoteTesla.com. Copies of the updated materials are attached hereto as Exhibit 6. Further, on October 27, 2025 and October 28, 2025, Elon Musk, Tesla and Cybertruck posted on X, copies of which are attached hereto as Exhibit 7.

Additional Information and Where to Find It

Tesla has filed with the U.S. Securities and Exchange Commission (the ”SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here.

Exhibit 1

TESLA

VoteTesla.com

Tesla Shareholders
Time is Running Out

There are only a few days left to vote ahead of Tesla's Annual Meeting on November 6, 2025.

The final deadline to vote is 11:59 pm ET on November 5, 2025. Don't wait – vote today!

We Have the Potential to Become the Most Valuable Company in History and Create Unprecedented Shareholder Returns

Your vote is an important part of making this vision a reality.
Vote "FOR" the following proposals.

- ☑ **Proposal One** – Election of the Three Class III Directors
- ☑ **Proposal Three** – Approval of the A&R 2019 Equity Incentive Plan
- ☑ **Proposal Four** – Approval of the 2025 CEO Performance Award

Don't Miss Your Chance
The Future of Tesla Is Up to You

Tesla is on the precipice of another massive wave of transformational growth, and the proposals on the ballot will position Tesla to pioneer new products in AI, robotics, and sustainability and to create trillions of dollars in shareholder value in the process. **We urge you to follow the Board's recommendations on ALL proposals.**

Voting is Quick and Easy

We urge you to vote WITH the Board's recommendations on all proposals at our upcoming Annual Meeting on November 6. Please vote "FOR" Proposal One: Election of the Three Class III Directors, Proposal Three: Approval of the A&R 2019 Equity Incentive Plan and Proposal Four: Approval of the 2025 CEO Performance Award.

Vote Online

Locate your control number on your proxy materials, visit the website listed and follow the instructions. If you have received proxy materials by e-mail, you can simply click the link and follow the instructions.

Vote by QR Code

If your proxy materials include a QR code, scan the QR code using your mobile device and follow the instructions.

Vote by Phone

Registered shareholders can locate the number on your proxy materials, dial the number indicated and follow the prompts.

If you need help voting your shares or have any questions, please contact our proxy solicitor, Innisfree M&A Incorporated.

Shareholders

+1 (877) 717-3936 (U.S. and Canada) OR

+1 (412) 232-3651 (all other countries)

Banks and Brokers

+1 (212) 750-5833 (collect)

Additional Information and Where to Find It

Participant Information

Tesla © 2025

VoteTesla.com

Exhibit 2

The Future of Tesla

October 28, 2025

Dear Fellow Shareholder,

Thank you for your longstanding support and thoughtful engagement with the Tesla team.

At Tesla, we think boldly, act boldly, and deliver bold results – results that others cannot begin to imagine. As a company, we've measured success by delivering products that excite our customers and create a safer and cleaner world. From a governance perspective, our Board measures success by delivering extraordinary long-term shareholder returns. No matter which way you look at it, we have built our company into one of the most successful of our time, and Elon's leadership has been the core driver of that success.

Today, Tesla is at a critical inflection point – one that will shape our future and that of generations to come. In September, we unveiled Master Plan Part IV, setting out our vision of Sustainable Abundance for all. Pursuing this vision requires a combination of extensive product knowledge, mastery of complex engineering and manufacturing processes and strong cross-functional execution and a unique ability to envision future technologies and their application – Elon has brought all of this to Tesla.

To pursue this vision, we are reimagining labor, transportation, and energy by bringing AI into the physical world through products and services like Full-Self Driving, Optimus, and Robotaxi. By introducing these innovative and affordable technologies at scale, Tesla can help build a society where autonomous goods and services are accessible to everyone. Your vote sets this process in motion and is an endorsement of Elon's central role in leading this transformation, the extraordinary shareholder returns this transformation will drive and the carefully engineered strategy and governance that make this all possible.

Our Board has always sought to govern the company through a tailored approach. Our independent director nominees, Ira, Kathleen and Joe, take a hands-on approach, engage actively with the business and management team, and have the skills and experience necessary to make thoughtful long-term decisions that are good for all shareholders. We have always appreciated their ability to debate, challenge, disagree with, lean into the tough conversations and ultimately drive our team to find the best solutions.

To that end, we believe the directors up for re-election this year are critical to our ongoing growth and success. Our longest-standing independent director, Ira, is a nationally recognized leader in corporate governance and his impact has been extraordinary, with total shareholder returns of over 39,000% delivered during his tenure.[1] At the same time, Kathleen's decades of legal and operating experience and expertise in management and compensation continue to be critical in helping Tesla win the AI talent war. Meanwhile, Joe is a visionary tech founder who brings his entrepreneurial background and deep expertise in design and innovation.

VoteTesla.com

As we approach our Annual Meeting of Shareholders on November 6, I wanted to personally write to you as a major investor to ask for your support as we work to achieve this vision. At Tesla, we firmly believe in the fundamental rights of our shareholders and in shareholder primacy – you are the owners of the company, and you should determine the outcome of proposals critical to the company's future. By voting for Proposals One, Three and Four, you'll help sustain the leadership of three outstanding directors and allow Elon to continue his focus on our mission here at Tesla. Elon's leadership paired with rigorous governance make the future that Elon and the rest of the Board have envisioned for Tesla possible.

If you have any questions or need assistance with the voting process, please reach out to Innisfree M&A Incorporated, Tesla's proxy solicitor, at [***] (toll-free from the U.S. and Canada) or [***] (all other countries). You can also visit VoteTesla.com for additional information and resources. We are here to help.

Your vote matters. Your support matters. Thank you for believing in Tesla and for being a crucial part of this journey.

Sincerely,

Robyn Denholm
Chairperson of the Board of Directors

Additional Information and Where to Find It

Participant Information

Information regarding the participants' holdings of Tesla's securities can be found in the section titled "Ownership of Securities" in the Definitive Proxy Statement commencing on page 160 and is available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318605/00011046592509 0866/tm252289-12_def14a.htm.

[1] Calculated from June 29, 2010 (Tesla's IPO price per share) through close of business on September 30, 2025, based on Tesla, Inc. (TSLA) share price performance and reinvested dividends over the period.

VoteTesla.com

Exhibit 3

Caroline Hyde:

We are pleased to welcome our TV and radio audiences worldwide as we are joined here in New York by Robyn Denholm, Chair of Tesla’s Board of Directors. In New York, meeting with shareholders, key institutional shareholders of Tesla, because there is a pay package that many have been analyzing that will keep, from your perspective, Elon Musk in the driving seat and CEO of Tesla. Who are you meeting with, and what thus far has the response been to this pay package that could see Elon paid as much as a trillion dollars, Robyn?

Robyn Denholm:

Well, thank you for having me today. Yes, as part of our annual shareholder meeting, I meet with the top investors in Tesla on the institutional side, and obviously also talk to retail investors through forums like this this morning, to encourage everybody to vote, but also to answer any questions that they have. From a Board perspective, we really like to engage with our shareholders, understand their questions, their concerns, their optimism for the future. So, it’s a really important part of the process we go through on a quarterly basis, but also with the proxy on an annual basis as well.

Caroline Hyde:

So, the initial feedback. Is it one of optimism around the pay package? We’ve heard from Glass Lewis, from ISS, which have said they’re not in agreement with the way in which the pay package has thus formed. The key concern seems to be the sheer amount of money going to Elon Musk if indeed he achieves all of those key milestones. But for you it’s about – and for Elon – influence it seems like. So, how are you managing to discuss that with the investors, institutional and retail?

Robyn Denholm:

Yes, so firstly, it is a performance package. So, he gets nothing if he doesn’t perform against the pretty audacious milestones that are part of the performance criteria that has been outlined by the Board in the performance package. So, I think, rather than compensation, it’s actually about the performance and the goals that we have for the Company as we move forward. And so, for me, it really is about making sure investors understand that, that they actually get paid if he hits those milestones before he will. But to your point, it is about voting influence. Elon’s been very public, including on last week’s earnings call, about the fact that it’s around the voting influence that he could have in future shareholder meetings, as opposed to the economic interests of the shares that he would get as part of the performance plan.

Ed Ludlow:

Robyn, good morning from Washington, D.C. You’ve acknowledged that there is a very real risk that Elon leaves if the vote is a no. This question we get most often from shareholders to you is: What’s the plan B? Either, is there a plan B, is a different person stepping up, or have you discussed with Elon the idea that it will result in a “no” vote and that you can use some kind of bridging mechanism—another interim pay award, for example?

Robyn Denholm:

Well, he’s been quite public in terms of the implications of a “no” vote being on his leadership as well as obviously on the performance plan itself. And so, from our perspective as a Board, we obviously take our fiduciary responsibilities really seriously to all shareholders and having a succession plan, you know those types of things are things we’ve discussed on an ongoing basis, particularly if something untoward were to happen. So, from our perspective, succession planning is an important part, and so much so that we’ve actually baked in an orderly succession plan — a plan for a plan, if you like — as part of this performance plan. So the last two tranches of the performance plan are unlocked by having a robust succession plan that Elon would be part of.

Ed Ludlow:

If Elon Musk walks away from Tesla on November 6th or 7th, because of a “no” vote, is there a contingency where there is an individual already within Tesla, or an individual outside of Tesla, that is lined up as a near term option?

Robyn Denholm:

Yeah so from our perspective, the most important thing at this point in time is making sure we’re explaining all of the items on the shareholder agenda for the annual shareholder meeting, and making sure institutional investors and retail investors have their questions answered. That’s our most important thing right at this point. And we are only a couple weeks –

Ed Ludlow:

Robyn that is their question “Who’s the backup plan?” Is the question that they’re asking you.

Robyn Denholm:

Well, there is no other person that is Elon. We think he is the right leader for the Company over this next decade in delivering the plan and the opportunities ahead of us. So, it’s about how do we create the most value for the Company and for our shareholders over this next period of time, and he is the right leader for us over this next decade.

Caroline Hyde:

Can you give me a sense of probability — if the vote is no, what probability Elon walks?

Robyn Denholm:

So right at this point in time, it’s too early to actually make a call on the outcome. Most investors wait to the last minute to vote, so we’re still early in that cycle. Which is one of the reasons why I’m in New York, to meet with our institutional investors. We’ll get a better sense as the votes come in. Some institutions are more public than others in terms of how they’re going to vote. Yesterday there was a public announcement by the pension fund in Florida, and so other investors will start to make their votes public as well.

Caroline Hyde:

But if it’s no, the probability that Elon goes, 100%?

Robyn Denholm:

Well, time will tell. But he has been very public in terms of it would be more of a say on his leadership over this period of time, not just about the performance plan itself in terms of a “no” vote.

Ed Ludlow:

Robyn, you’ve been generous with your time. You know we’ve already spoken with you in September at length about the goals you’ve set for Elon Musk. But one of the things that came out of that, from again from the shareholder base, is: Why are the energy products not as strictly mandated to Elon? When you consider the earnings that just posted, that was a growth driver right. It’s such a key part of Elon Musk’s Master Plan Part IV and this abundance that he’s going after. So why didn’t you include energy products as a stated goal?

Robyn Denholm:

Yeah, so there are many different goals that we looked at. Energy is an important part of the Tesla product lineup today and in the future. And you can see the impact that energy is having not only on the results, but also on the transition to sustainable energy longer term. So, it is embedded in the plan, the EBITDA goals that we have as a company. You can’t get there without a robust energy outcome. And so, again, if you look at the results of last week, energy contributed very significantly. To get $400 billion of adjusted EBITDA is a monumental task for anybody— no one out there, at least to my knowledge, is at that sort of level. And so, even the first EBITDA goal at $50 billion, is nearly three times our highest EBITDA goals that we’ve had. So, from our perspective, it is absolutely embedded in the goals. To your point, it’s not a specific line item in terms of the revenue, or the units, or the kilowatts of energy or megawatts of energy that are out there, but it is implicit in the plans, and the Master Plan IV talks about that as well in terms of getting to Sustainable Abundance.

Ed Ludlow:

Robyn, has the Special Committee and the advisors you took on discussed the use of interim awards in the event of a “no” vote, and how you might replicate what you did already?

Robyn Denholm:

Well, there’s another important other measure on the Board as well — a proposal in terms of increasing the share pool that we have. Firstly, for our employees — as you know, we’re in a talent war at the moment, particularly around AI talent, and adding to the employee reserve as part A of that to actually increase the amount of equity that we have for our employee program. But secondarily, we’ve also asked shareholders to add to the pool in the event that we need to award an amount to Elon to compensate for the 2018 plan. Because as you know, we put in an interim award for roughly one third of what he earned under the 2018 plan, given the appeal that is ongoing in Delaware at the moment. So, we have not ruled that out. The Special Committee was charged with looking at all matters compensation-wise. As you’re aware, in August we did actually award an interim award which does have a two-year vesting period and is forfeited if we win the appeal in Delaware for the 2018 compensation program.

Caroline Hyde:

It does seem then to be about money, and I’m interested as to how you continue to, you’ve made very clear it’s about influence as well. Some of the feedback has been just the gargantuan amount that could go to Elon in terms of monetary value. Then others are worried about the dilution to other shareholders. How was there just no way possible to give him more voting rights without the one-trillion-dollar mega money bonus it feels like?

Robyn Denholm:

Yeah, I mean, we looked at many different instruments to be able to award equity that had voting rights versus the economic value, and it’s just not possible once a company has gone public to introduce a special class of voting shares. Other companies have that — if you look at some of the tech companies, they have two classes and founder shares, if you like, or special voting rights exist. But for Tesla — that wasn’t implemented at the time that we actually went public, and therefore we weren’t able to use that type of instrument. But what we were able to do was to bifurcate the voting rights versus the economic rights. And so under the plan, the first, all the awards have voting rights that are earned first, and then the economic rights happen, you know, seven and a half years later in the first instance, or ten years later. So, it really isn’t about the economic or monetary value; it’s more about the voting rights. And if there was a different mechanism that was available to us, we may have used that. But we had many experts look at it over an extensive period of time, and we were not able to come up with something that would enable us to do that.

Caroline Hyde:

We are speaking with Robyn Denholm, Chairperson of Tesla’s Board of Directors, of course. And Robyn, what’s so interesting is Elon’s made very clear why he wants influence. And in the earnings call, he was saying he’s worried about this army of robots that he is creating and then not having the influence if something went untoward. His concerns about AI have been well documented. But why is he the right person to have influence, to have more than 20-25% voting control?

Robyn Denholm:

I think there is not another person on the planet that has the skill set that Elon has, both in terms of the manufacturing prowess that we’ve developed – and he has developed – over many years, but also around AI, that confluence of those technology skills. I think there are very few people that have that. And therefore, obviously, looking at the risks associated with new technologies and risks that haven’t even yet emerged around those technologies, I think he is the right person — not only to take advantage of the opportunities for the company ahead of us, but also to make sure that there are not the pitfalls of new technologies that could happen. Obviously, the Board plays a role in that as well, and from a governance perspective, looking at the types of evil that could be done with different types of technology is part of our purview as well. And it is why we have such a phenomenal Board with the skill sets that we have, both from a technology perspective but also from the governance perspective. And so we play a role, but obviously the CEO, the management team, play an even bigger role on safeguarding companies and safety is a huge priority of ours as a company. And so, when you’re developing new technologies — technologies that other people have not yet developed globally — it is important to make sure that you have the right framework in place.

Ed Ludlow:

Robyn, final question from the shareholder base is: did the situation around the 2018 package, the Chancery Delaware situation, mean that the board had to hold off on authorizing any other investments or big strategic shifts?

Robyn Denholm:

No, I don’t think so. I mean, obviously we take into account a whole bunch of factors as we’re working through a strategy and different alternatives the company has ahead of us. But clearly, the Delaware situation was disruptive, but not disruptive from a strategic point of view. Making sure that we have an eye on the future and the evolution of the company over the long term, I think, is something the board is focused on, but also something the management team is focused on.

Ed Ludlow:

Robyn Denholm, Chair of Tesla’s Board, thank you very much.

Robyn Denholm:

Thank you.

Exhibit 4

Tesla Eyes Internal CEO Candidates If Musk Leaves Over Pay Vote

Bloomberg News

By Kara Carlson and Miguel Ambriz

28 October 2025

Tesla Inc. is prepared to name a new chief executive officer from inside the company if shareholders reject Elon Musk’s proposed $1 trillion pay package and he steps down, according to the chair of the EV maker’s board.

To ensure an “orderly transition, the most likely would be internal,” Robyn Denholm said Tuesday in an interview, without ruling out the possibility of external candidates.

While Musk has been inextricably linked to Tesla for more than a decade, the prospect of his departure has come into focus ahead of the pivotal shareholder vote next week.

The compensation agreement could give Musk a 25% stake if he significantly expands Tesla’s market value and hits growth milestones in its car, robotics and robotaxi businesses. If he doesn’t get his preferred pay package and greater voting control, he’s threatened to quit or shift his attention to xAI, SpaceX and his other business ventures.

“I’ve had the conversations with him directly,” Denholm said at Bloomberg’s office in New York. “There’s no question in my mind that if we don’t get this across, there is a high probability” he would back away from the company or become less engaged.

The comments came in a broader blitz of media interviews and investor meetings to gain support for the unprecedented pay package, which will be voted on at the company’s annual meeting on Nov. 6.

While there’s little indication that the vote will fall short, Denholm said investors often wait until the last minute and the company can’t take anything for granted. With retail shareholders making up about 30% of the investor base, the typically press-shy company felt the need to run a get-out-the-vote campaign.

She and other board members, including James Murdoch and former Chipotle CFO Jack Hartung, have also been meeting with many of Tesla’s largest institutional shareholders, which include Vanguard Group, Blackrock Inc. and State Street Corp. Many investors follow recommendations from proxy advisers like ISS and Glass Lewis, which both advised investors to vote against the package in separate reports.

“There is no guarantee,” she said. “There is a large contingent of passive investors who actually follow their guidance, so we have to counter that with them directly.”

To further drum up support, the company on Monday plopped its Optimus humanoid robot outside the Nasdaq stock exchange in New York, where it passed out company-branded gummy candies to a line of fans and curious onlookers. The machine gave an occasional wave or thumbs-up to passers-by, some of whom took videos or snapped selfies with it.

Tesla shares climbed 2.9% at 12:56 p.m. in New York. The stock rose 12% this year through Monday, trailing the 17% gain in the S&P 500 Index. The performance marked a significant turnaround from earlier in 2025, when concerns over Tesla’s aging vehicle lineup and a consumer backlash to Musk’s political activity sent the stock tumbling.

The episode underscored the importance of Musk’s active engagement with Tesla, something the new compensation package is designed to incentivize. The agreement would help ensure that development around artificial intelligence and other new products happens within the company rather than with one of his multiple other ventures.

If the effort fails, the company said it’s ready with a “Plan B.” Denholm said the company has a deep bench of executives, which include global production chief and China head Tom Zhu, among others. Zhu, for instance, has worked in multiple capacities across the company, an intentional move to develop people internally, Denholm said.

She said there is a “whole range of different alternatives out there,” including having more than one person run the company.

Another matter up for a nonbinding shareholder vote is an investment in xAI, Musk’s artificial intelligence company.

“We haven’t invested in it” because xAI is developing a completely different kind of technology than the real-world applications Tesla is building with AI, Denholm said. Still, if shareholders vote to invest in the startup, that would spur a “process” to evaluate the related-party transaction.

Exhibit 5

Tesla chair warns Musk could quit if shareholders reject $1tn pay deal

Robyn Denholm urges investors to support billionaire chief’s package ahead of crucial November 6 vote

Financial Times

By Tabby Kinder and Stephen Morris

28 October 2025

Tesla chair Robyn Denholm has stepped up her campaign to win shareholder support for Elon Musk’s $1tn pay package, warning there is no “Elon mark 2” if the carmaker’s board is forced to try to replace the chief executive.

Denholm and other Tesla board members are meeting this week with the company’s largest institutional investors which include Vanguard, BlackRock and State Street, to lobby for the plan ahead of a vote on November 6.

Musk has threatened to walk out if shareholders vote down a new package of stock options that could be worth up to $1tn over the next decade.

Denholm confirmed that Musk’s public threats had also been communicated privately to the board, but refused to explain Tesla’s contingency plan if shareholders reject the pay deal. Denholm has also written to shareholders warning of his potential departure if his package is not approved.

“This is a vote for shareholders on the future of Tesla,” Denholm told the Financial Times. “There’s just not anybody, either inside or outside the organisation, that is Elon today,” she said.

Musk’s pay has been the centre of years of controversy and legal wrangling. Last year, shareholders voted in favour of a previous $56bn pay deal. That package was originally awarded in 2018 but subsequently blocked by a Delaware court, which said the process lacked proper board oversight.

The new proposal is expected to face significant opposition after advisory groups Glass Lewis and ISS recommended that shareholders reject the proposals.

A group of big pension funds separately issued an open letter opposing the pay plan, claiming the board’s “relentless pursuit” of retaining its chief executive had damaged Tesla’s reputation and led to excessive compensation. On Monday, the head of the New York pension fund called the pay proposal “inflated and poorly designed” and urged investors to vote against it.

Musk responded to the criticism on X, the social media site he owns, last week: “Tesla is worth more than all other automotive companies combined. Which of those CEOs would you like to run Tesla? It won’t be me.”

The fortune of the world’s richest man is largely tied up in the value of Tesla’s shares, which have more than tripled in value over the past five years as the carmaker’s market capitalisation soared to $1.4tn.

Asked what the board will do if Tesla loses the vote and cannot retain Musk, Denholm said: “I don’t want to foreshadow anything on that front at this moment, but clearly, as a board, we have discussed what happens and we know that it wouldn’t be a good outcome for shareholders.”

“If we don’t have Elon at the helm, or he isn’t as motivated or incentivised to actually create that future, then it’s actually a negative for all shareholders.”

She added that she did not believe Musk would do anything “sudden and detrimental” if Tesla loses the vote.

Musk has used large quantities of his Tesla shares as security to borrow billions of dollars to fund his other ventures, such as his acquisition of Twitter, now X, in 2022 and the development of his artificial intelligence start-up, xAI. He currently owns a 15 per cent stake in Tesla and is able to vote his shares in favour of the compensation plan.

Tesla has warned investors that Musk’s leadership is crucial to a strategic pivot into AI, including through autonomous driving and its plans to build millions of humanoid “Optimus” robots.

Musk has argued he needs to control at least a quarter of Tesla’s voting rights to stop its AI products falling into the wrong hands, using the example of him being ousted by activist investors.

Last week, Musk branded Glass Lewis and ISS “corporate terrorists” and said: “I just don’t feel comfortable building a robot army and then being ousted because of some asinine recommendations from ISS and Glass Lewis who have no freaking clue.”

Denholm told the FT that the special committee set up to design the pay package — which was made up of her and director Kathleen Wilson-Thompson — explored whether there was a way to give Musk the voting rights he wanted without the vast payout.

“There wasn’t an instrument that you could use that could do that,” she said. “We searched high and low for it, but so we ended up using restricted stock, which does have economic rights.”

The proposed $1tn compensation award includes 12 tranches of restricted stock that are each tied to ambitious milestones for its share price and operational performance.

It would grant Musk an additional 12 per cent of Tesla’s shares if he increases its valuation to $8.5tn, boosts earnings 24-fold and sell millions more cars and robots. Achieving even half of those targets could make him the world’s first trillionaire.

Shareholders will also vote on a string of other proposals next week, including the reappointment of three directors and whether Tesla can invest in xAI.

Exhibit 6

Time is Running Out to Vote 8d 15h 49m 27s Vote Now

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Exhibit 7

Elon Musk reposted

Sawyer Merritt
@SawyerMerritt

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NEWS: The State Board of Administration of Florida, which owns $1.23 billion of $TSLA stock, says it is voting FOR Elon Musk's 2025 CEO Performance Award on Nov 6th.

"If the 2025 CEO performance award achieves its intended outcomes, it would mark one of the most remarkable examples of performance-based compensation driving shareowner value in modern corporate history. For shareowners, it would validate a bold governance strategy that aligns leadership incentives with long-term growth. For the investment world, it would set a precedent for how visionary leadership, paired with ambitious yet measurable goals, can deliver outsized returns and reshape expectations around executive pay and corporate performance.

Critics of the 2025 Tesla Performance Award often overlook the simple fact that this exact model of incentive compensation has already proven itself twice over. The 2018 plans were derided in almost identical terms ("excessive," "outsized") yet both drove extraordinary shareholder returns. The 2012 package, contingent on a tenfold increase in market capitalization, was achieved years ahead of schedule.

The 2018 award, which ISS and Glass Lewis have criticized, required Tesla to grow from roughly $50 billion to $650 billion in market cap; growth that was accomplished within only four years, creating hundreds of billions of dollars in shareholder wealth. In both cases, the dilution effect was minimal compared to the immense value creation for investors. Musk only benefited when shareholders benefited first. The same dynamic underpins the 2025 award.

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10 days until our Annual Meeting on November 6

Watch Board Chair Robyn Denholm on @CNBC explain why this vote is so critical to Tesla's future

LA'S MESSAGE TO INVESTORS

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9:00 AM · Oct 28, 2025 · **18.5K** Views

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